Press Release	Source: Nocopi Technologies, Inc.
Nocopi Technologies, Inc., West Conshohocken, Pa.,
Posts 120% Increase in Gross Profit for 2007 over 2006
WEST CONSHOHOCKEN, Pa., March 31 /PRNewswire-FirstCall/ — Nocopi Technologies, Inc., (OTC Bulletin Board: NNUP - News) announced today that the Company has posted a gross profit of $845,300 for 2007, up approximately 120% from $385,000 in 2006 and net income of $386,000 in 2007 compared to a net loss of $190,100 in 2006, due primarily to increased licensing revenues and product sales in its Entertainment and Toy Products business. Revenues for 2007 were $1,393,800, an increase of approximately 82%, from $766,500 in 2006. The Company believes that revenues from licensees in the Entertainment and Toy Products market will grow in the future.
“Nocopi’s progress is continuing as reflected by our growth in revenues and profit for 2007” said Michael A. Feinstein, M.D., Chairman and Chief Executive Officer of the Company. “We continue to be very pleased with the excellent relationship we have with our publishing partners, who during 2007 successfully launched a number of new children’s activity products that incorporate our technology. We work as a team with our partners, and we are actively involved in the process of developing new and innovative products for kids of all ages.
Nocopi has benefited from the growth in revenues since we decided in 2003 to develop specific technologies for applications in the large entertainment and toy products market. Nocopi expects more progress as we continue to introduce new and improved innovations targeting this market.”
Dr. Feinstein also said, “We have recently developed and are currently marketing a new application in response to recent legislation requiring tamper-resistant features beginning in April 2008 in prescription pads used by physicians nationwide for patients enrolled in Medicaid Programs. Information about the availability of our Secure Rub Tamper Resistant Prescription Pads has been discussed by us in meetings with Health Professionals including the leadership of the United States Pharmacopeia. We also feature this new product as well as others on our new website www.nocopi.com.
We are continuing to research, develop, and offer technologies ideal for our other business applications which include developing solutions against counterfeiting, product diversion, document security, and authentication via patented technologies including invisible inks, color changing inks, reactive thread and document security inks and paper products.
I am pleased to announce the appointment of Rich Selah as our new Director of Security Sales. Rich is designing business development programs focusing on product and document security.“
The current Form 10-KSB can be accessed at the U.S. Securities and Exchange Commission website http://www.sec.gov/.
FORWARD-LOOKING INFORMATION
The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements (a summary of which may be found in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 under the caption “Risk Factors”). The Company does not undertake to publicly update or revise its forward-looking statements even if experience or further changes make it clear that any projected results (expressed or implied) will not be realized.
Contact: Rudolph Lutterschmidt, Chief Financial Officer, Nocopi Technologies, Inc., (610) 834-9600

Source: Nocopi Technologies, Inc.